Exhibit 10.19

Lease Agreement

Under the ownership under the trust of Anita R. Jacques Revocable Trust Dated 03/31/1994, of 211 Naticook Rd. Merrimack, NH. County of Hillsborough, and State of New Hampshire, (Lessor), hereby leases to iCAD, Inc. of 98 Spit Brook Road #100, Nashua, NH 03062 (Lessee). the Premises on the following terms:

1.	PREMISES: 3,054 +/- Square feet in the building located at 2 Townsend West – Suite 6, Nashua, New Hampshire 03063

         2. TERM: The term of this lease shall be for Three Years (36 Months) beginning on February 1st, 2024, with tenant to begin paying rent on March 1, 2024, as outlined in the Letter of Intent, and ending on February 1st, 2027.

3.

OPTION TO RENEW: Providing it is not at the time or thereafter in default in the payment of rent or in the performance of any of its obligations hereunder, which default is not cured pursuant to the terms of the lessee (if an actual occupation and not it’s assignee or lessee) on not less than 6 months (180-days) written notice to lessor, shall have the right to renew said Lease for 2 (two), 1(one) year options on the terms hereinafter set forth, provided that the annual rent for the for first renewal term shall be agreed upon between lessor and lessee.

The tenant shall have the option to elect an extension of the lease beyond the original 36 months, providing that the tenant is in good standing and not in default of the lease and its terms and conditions.

If the tenant chooses to extend the lease, the tenant has the right to do so in twelve (12) month intervals, the tenant shall notify the landlord no later than 180 days prior to February 1, 2027, to confirm its intent to extend for 12 months, the tenant will follow the same protocol to renew 180 days prior to February 1, 2028, for the second extension. The extensions are at the discretion of the owner and tenant provided that the annual rent for the renewal term shall be agreed upon between the owner and the tenant.

4.

RENT: Lessee shall pay an annual rent for the leased premises in equal monthly installments of Three Thousand Eight Hundred Seventeen Dollars and Fifty Cents ($3,817.50) Dollars to Lessor at 209 Naticook Road, Merrimack, New Hampshire 03054 written out to Anita R. Jacques in advance on the first day of each month of the term. Common Area Maintenance (CAM) is included.

A Late Payment Fee of fifteen percent (15%) of the rent owed shall be assessed on any installment within (10) business days after the due date.

5.	SECURITY DEPOSIT: Upon execution of this Lease, Lessee shall pay Lessor a security deposit of Three Thousand Eight Hundred Seventeen Dollars and Fifty Cents ($3,817.50) Dollars.

6.	ADDITIONAL RENT:

7.	UTILITIES: Lessor shall provide, and Lessee shall pay for the water, sewer, electricity, and natural gas heat to the premises.

8.

USE OF LEASED PREMISES: Lessee shall use the leased premises only for the purpose of conducting its business known as iCAD, in the ordinary course, as allowed by zoning and subdivision regulations of the town of Nashua. Lessee shall not permit or suffer the leased premises to be occupied or used for any unlawful, or illegal purposes.

9.

FIRE INSURANCE: Lessor shall procure and continue in force during the term, such amount of the fire and extended coverage insurance of the premises as in its judgements is adequate. Contents insurance shall be the responsibility of Lessee, and Lessor shall not be liable to Lessee for loss or damage from any cause whatsoever to machinery, equipment, appurtenances, furniture and furnishings, trade fixtures, goods, wares, merchandise, inventory, and other property or others in leased premises.

10.

 LESSEE’S INSURANCE: Lessee Shall maintain with respect to the leased premises comprehensive public liability insurance on an occurrence bases in the amount of Five Hundred Thousand Dollars ($500,000) per person and One Million Dollars ($1,000,000) per occurrence in case of personal injury or death and fire and extended coverage insurance in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in case of loss, destruction or damage in the property. The Lessee shall deposit with the Lessor certificates for such insurance at or prior to the expiration of any such policies. All such Insurance certificates shall provide that such policies shall not be cancelled without at least ten (10) days prior written notice to each assured therein. iCAD will maintain the level of insurance outlined in this agreement for duration of the lease with no interruption, which will specifically cover the property as a tenant at 2 Townsend West #6.

11.

MAINTENANCE AND REPAIRS:  Lessor shall keep the exterior (including the roof) of the building in good condition and repair. Lessee shall, at its expense, except for damage caused by fire or other insured casualty and not by Lessee's negligence, maintain the premises and all mechanical and non-mechanical installations therein, in good condition and repair, by making normal repairs to, and performing normal maintenance of, the premises as needed, including, without limitation, the replacement of broken glass (including plate glass), interior repainting, the repair of floors and carpets, the keeping of windows and doors watertight and the maintenance in good operating condition of all plumbing, electrical, heating, sprinkling, air conditioning and other utility systems with the premises, and at the expiration or earlier termination of this Lease for any cause herein provided shall deliver up the premises to Lessor in the same condition and state or repair as they were at the beginning or the term hereof, or as they may be put during the term, reasonable wear and tear and damage by insured casualty excepted. Lessee shall not permit the premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste. Lessor shall maintain the heating, cooling, electrical, plumbing and sewer installations outside the premises; provided that Lessee shall reimburse Lessor as additional rent for the cost of repairs thereto caused by the intentional or deliberate act of Lessee or any person for which acts Lessee is responsible.

12.	ALTERATIONS-ADDITIONS:

(a)

Lessee shall not make structural alterations or additions to the premises but may take non-structured alterations provided Lessor consent in writing, which consent shall not be unreasonable withheld or delayed. All such allowed alterations shall be at Lessee's expense and shall in quality at least equal to the present construction. Lessee shall not permit any mechanics' liens, or similar liens, to remain upon the premises for labor and material furnished to Lessee or claimed to have been furnished to Lessee in connection with work of any character performed or claimed to have been performed the direction of Lessee and shall cause any such lien to be released of record forthwith without cost to Lessor. Any alterations or improvements made by Lessee shall, at the option of Lessor, be removed by Lessee and the premises restored to their prior condition by Lessee, at its expense, or shall become the property of the Lessor at the termination of occupancy as provided herein.

(b)

Signs: Lessee shall not affix any sign to any part of the Premises except at its cost, and with Lessor' consent; its name may appear on each door immediately servicing the Premises and on the directory in the size, style and color first approved in writing by Lessor, which approval shall not be unreasonably withheld or delayed.

13.

INDEMNIFICATION AND LIABILITY: Lessor shall not be liable to Lessee for any injury or damage to premises or to any property of Lessee or to any property of the third person, firm, association, or corporation, except by reason of Lessor’ negligence. Lessee shall indemnify and save Lessor harmless from and against any and all liability and damages and from and against any and all suits, claims, and demands of any kind or nature, by and on behalf of any person, firm, association or corporation, arising out of, or based upon, any incident, occurrence, injury, or damage which shall or may happen on the premises and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation, or operation of the premises or the installation of any property therein, or the removal of any property therefrom.

Lessee shall obtain, with respect to Lessor, from its insurers a waiver of subrogation rights under policy or policies concerning any risk which is Lessee’s responsibility.

14.

 DESTRUCTION: WHOLE AND PARTIAL: If the premises shall be totally destroyed by fire or other casualty, or shall be so damaged that repairs and restoration cannot be accomplished within a period on ninety (90) days from the start of such repairs and restoration, unless such destruction or damage is caused by Lessee or persons for whose conduct it is responsible and is not insured against by policy benefiting the Lessor, this Lease shall automatically terminate without further act of either party hereto, and each party shall be relieved of any further obligation to the other, except for the rights and obligations of the parties under Paragraph 17, and except Lessee shall be liable for and shall promptly pay Lessor rent then in arrears, or Lessor shall promptly rebate to Lessee a pro rata portion of any rent paid in advance. If the premises shall be so damaged that repairs and restoration can be accomplished within a period of ninety (90) days from the start of such repairs and restoration, this Lease shall continue in effect in accordance with its terms and Lessor diligently shall proceed to repair; provided, however, unless such damage is caused by Lessee or persons for whose conduct it is responsible and is not insured against by policy benefiting the Lessor, that until such repairs and restoration have been accomplished, a portion of the rent shall abate equal to the proportion of the premises rendered unusable by the damage. Lessor shall be entitled to all fire insurance proceeds except insurance specifically insuring property of Lessee and shall in no event be obligated to undertake repairs the cost which exceeds said proceeds. Lessor shall always maintain adequate fire insurance on the Premises, excluding all interior fit-up.

15.

EMINENT DOMAIN: If the premises shall be lawfully condemned or taken by a public authority in their entirety, or in such proportion that they are no longer suitable for the intended use by Lessee, this Lease shall automatically terminate as in Paragraph 14.In either event, the award for the property so condemned or taken shall be payable solely to Lessor and Lessor shall in no event be obligated to undertake repairs the cost of which shall exceed the amount of the award.

16.

SUBORDINATION: Lessee agrees that its Lease and all rights of Lessee hereunder are and shall be subordinate to the lien of (a) any mortgage constituting a first lien on the premises, or any part thereof, at the date hereof, and (b) the lien of any mortgage hereafter executed conveying the premises or any part thereof, and (c) any renewal, modification, consolidation or extension of any mortgage referred to in clause (a) or (b). Lessee shall, on demand at any time or times, execute, acknowledge and deliver to Lessor at the cost and expense of Lessor, any and all instruments that may be necessary or proper to subordinate this Lease and all rights of Lessee hereunder to the lien of any mortgage, or other instrument referred to in clause (c) above. Lessee agrees that, at the request of Lessor, it shall execute an estoppel certificate, provided by the Lessor, with respect to Lessor' performance hereunder.

17.

SURRENDER: At the expiration or on the earlier termination of this Lease for any cause herein provided, Lessee shall peaceably and quietly quit the premises and deliver possession of the same to Lessor, together with all alterations and additions thereto, in the same condition as they were at the beginning or the term of as they were put during the term, fair wear and tear excepted, together with the keys and locks thereto. Lessee shall remove all its goods and effects from the premises including all signs and lettering. If Lessee fails to remove any of its property from the premises, Lessor is authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee’s. expense, or to retain the same under Lessor' control, or to sell at public or private sale, without notice, any or all the property not so removed and to apply the net proceeds of such sale to the payment of any sum due, or to destroy such property.

18.

ASSIGNMENT-SUBLEASING: Lessee shall not assign this Lease, nor assign or sublet the whole or any part of the premises, nor suffer such assignment or subletting by operation of Law without Lessor's written consent which shall not be unreasonably withheld. In the event of a change of control, a lease may be transferred if used for the same purpose with the terms and conditions surviving an event with the transfer of ownership.

19.

LESSOR'S ACCESS: Lessor or their representatives shall have access to the premises at reasonable intervals during normal business hours for the purpose of inspection, or for showing the premises to prospective purchasers or Lessees, or the purpose of making repairs which Lessee is obligated to make hereunder but has failed or refused to make, by Lessor have no obligation to make repairs. Such right of access by the Lessor shall in each instance be exercised in such a way as to interfere as little as possible with the conduct of Lessee's business. The Lessor shall notify the lessee with 24 hours’ notice prior to entering the facility and be always escorted by an iCAD employee. No person may enter the facility without approval, with the exclusion of emergencies.

20.

HOLDINGOVER: If Lessee shall hold over after the expiration of the term hereof, such holding over shall not extend the term of this Lease but shall create a month-to-month tenancy upon all terms and conditions of the Lease, except that the monthly rent shall be 150% of the last month's rent.

21.

ATTORNMENT: Lessee shall in the event of sale or assignment of Lessor's interest in the premises of in the event of foreclosure of any mortgage to which this Lease is subject, on request of the purchaser attorn to him and recognize such purchaser as Lessor under this Lease. In the event of a change of ownership for the facility, the terms and conditions of the lease shall survive the full term, including the right to extend.

22.

NOTICE: Any notice from Lessor to Lessee relating to this Lease shall be deemed duly served if mailed to the premises, registered or certified mail, return receipt requested, postage prepaid, addressed to Lessee. Any notice from the Lessee to Lessor relating to this Lease shall be deemed duly served if mailed to the Lessor by registered or certified mail, return receipt requested, postage prepaid, addressed to the Lessor at such address as the Lessor may from time to time advise in writing. All rent and notices at this time shall be paid and sent to Lessor at 209 Naticook Road, Merrimack, New Hampshire 03054 c/o Suzette J. Stevens and written out to Anita R. Jacques.

23.

COSTS: Lessee agrees to pay Lessor as additional rent on the next rent day all costs and expenditures, including reasonable attorney's fees, incurred in institution, prosecuting or defending any action or proceeding with respect to the terms or performance hereof, if Lessor prevails. If Lessee prevails in any such action, then Lessor shall pay all Lessee's costs and expenses.

24.

Waiver: Any consent, express or implied, by Lessor to any breach by Lessee of any covenant or condition of this Lease shall not constitute a waiver by Lessor of any prior or succeeding breach by Lessee of the same or any other covenant or condition of this Lease. Acceptance by Lessor of rent or other payment with knowledge of breach or of default under any term hereof by Lessee shall not constitute a waiver by Lessor of such breach or default.

25.

QUIET ENJOYMENT: Lessee, on paying the rents and performing all of the terms hereof, shall peaceably and quietly enjoy the premises, subject, nevertheless, to the terms of this Lease and any mortgage to which the lease is subordinate.

26.	GOVERNING LAW: This Lease is made in and shall be interpreted and be enforced according to the law of the State of New Hampshire.

27.

LESSEE’S USE: Lessee shall not use the premises in any manner which will interfere. With Lessor’s use or any other Lessee’s use of the premises 2 Townsend West – Suite 6, Nashua, New Hampshire, nor shall Lessee use the premises in any manner which endangers the use by Lessor or any other Lessee of the well and septic systems which service the building of which the Premises are a part. Further Lessee shall not use the premises in any manner which will affect the aquifer of the Town of Nashua, New Hampshire, or in any manner which causes a hazard under New Hampshire RSA 147, 147-A, 147-B, 147-B, 147-C, or any similar natural resource conservation law, statute or ordinance, whether federal, state, or local.

Lessee hereby holds Lessor harmless and agrees to indemnify lessor for all loss, damage, injury, claims, and actions, causes of action, and judgments, including the cost of defending against such claims suffered by Lessor as a result of Lessee's breach of the agreements contained in this paragraph 27.

IN WITNESS WHEREOF, the parties have set their hands hereto this 6th day of January.

Lessor: Anita R. Jacques Revocable Trust Dated 03/31/1994 By: Suzette J. Stevens

Lessor Signature: <l-f«<j:: e ,ft

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Title: Property Manager         9,

Lessee: iCAD, Inc.

By: Brian Testa

Title: Chief People Officer

!..essee Signature: